



99% PROGRESS

MARK BRADFORD

This is a “social abstraction” work from 2023’s National Medal of Art Recipient

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HIGHLY DECORATED

Major Award Received Last Week

The U.S. President just awarded Mark Bradford the National Medal of Arts alongside Steven Spielberg, Spike Lee, and Queen Latifah. Bradford has also won the MacArthur Fellowship "Genius Grant" in 2009.


2023 National Medal of Arts Recipients
Steven Spielberg
Alex Katz
Jo Carole Lauder
Mark Bradford
Spike Lee
Queen Latifah





TEXTURED COLLAGE WORK

In-Demand, Desired Style At Auction

With unique compositions, similarly sized, textured collage works with cartographic characteristics have achieved prices at auction in excess of $7 million, some of the artist's highest prices at auction.



Sold for $6.9M

Ghost Money (2007) | October 2020, Christie's NY



Sold for $7.6M

Boreas (2007) | May 2018, Christie's NY

Most recently this style has achieved prices of $5.7M ('21), $4.9M ('22), and $2.6M ('23).

MAJOR MARKET GROWTH

Expanding artist segment

Bradford exemplifies the overall growth trend for Black artists' work at auction. The market for Black art expanded 400% between 2008 and 2021—over that same timeframe, Bradford went from 0 total auction sales to $27 million in total turnover ('21).


Bradford's Auction Sales ('08-'21)
9 Paintings ($26.7M)
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
0
0 Paintings
4 Paintings ($1.6M)
2008
2010
2021

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Important Disclosures